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Exhibit 99(a)(1)(G)

27001 Agoura Road, Suite 325 Calabasas Hills, California 91301 (818) 871-5000

CONFIRMATION OF
CHANGE IN ELECTION

PURSUANT TO THE STOCK OPTION EXCHANGE PROGRAM
AND THE OFFER TO EXCHANGE DATED NOVEMBER 14, 2003

[DATE]

[Name of Optionholder]
[Address]
[City, State Zip]
Dear [Name of Optionholder]:

        You have recently submitted a Change In Election to participate in THQ Inc.'s Stock Option Exchange Program. Our records now indicate that you have elected to exchange the following options:

OPTIONS THAT YOU HAVE ELECTED TO EXCHANGE:

ELIGIBLE OPTION NUMBER	OPTION GRANT DATE	PLAN	TYPE	EXERCISE PRICE PER SHARE	SHARES OUTSTANDING

        If there are any errors or omissions in the information set forth above, please immediately notify Brenda Butters, 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301, (818) 871-8700 (telephone), (818) 871-7512 (telecopier) or bbutters@thq.com (email). A failure to notify us of any errors or omissions will constitute your acceptance and agreement that the information set forth herein is correct and accurate. If we do not receive a Change In Election Form or any notification from you that the information above is incorrect or incomplete, subject to our rights not to accept these options for exchange, the options listed in the table above will be cancelled in accordance with the terms and conditions set forth in the Offer to Exchange dated November 14, 2003.

        This Confirmation does not constitute acceptance by THQ Inc. for cancellation of these outstanding options. By electing to participate in the Stock Option Exchange Program, you acknowledged receipt of THQ Inc.'s Offer to Exchange dated November 14, 2003.

        This Confirmation replaces any confirmations with respect to any prior Election or Change In Election you may have made. Please note that you may change your Election at any time before 5:00 p.m., Los Angeles time, on December 15, 2003. If the Election Deadline is extended, you may change your election until the expiration of the extension.

[SEE PAGE 2 FOR A LIST OF OPTIONS THAT YOU HAVE ELECTED TO
WITHDRAW FROM THE STOCK OPTION EXCHANGE PROGRAM]

        Our records now indicate that you have elected to WITHDRAW the following options from the Stock Option Exchange Program:

OPTIONS THAT YOU HAVE ELECTED TO WITHDRAW:

ELIGIBLE OPTION NUMBER	OPTION GRANT DATE	PLAN	TYPE	EXERCISE PRICE PER SHARE	SHARES OUTSTANDING

        If there are any errors or omissions in the information set forth above, please immediately notify Brenda Butters, 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301, (818) 871-8700 (telephone), (818) 871-7512 (telecopier) or bbutters@thq.com (email). A failure to notify us of any errors or omissions will constitute your acceptance and agreement that the information set forth herein is correct and accurate. If we do not receive a Change In Election Form or any notification from you that the information above is incorrect or incomplete, the options listed in the table above will not be exchanged in the Stock Option Exchange Program and will remain in effect subject to their current terms.

        This Confirmation replaces any confirmations with respect to any prior Election or Change In Election you may have made. Please note that you may change your Election at any time before 5:00 p.m., Los Angeles time, on December 15, 2003. If the Election Deadline is extended, you may change your election until the expiration of the extension.

        If you have any questions, please contact Brenda Butters, 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301,(818) 871-8700 (telephone), (818) 871-7512 (telecopier) or bbutters@thq.com (email).

Sincerely,
THQ Inc.

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CONFIRMATION OF CHANGE IN ELECTION PURSUANT TO THE STOCK OPTION EXCHANGE PROGRAM AND THE OFFER TO EXCHANGE DATED NOVEMBER 14, 2003